UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D/A

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

MFA FINANCIAL, INC.
(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

55272X102
(CUSIP Number)

Ellis F. Rinaldi, Esq.
Senior Managing Director and Co-General Counsel
Starwood Capital Group Global II, L.P.
591 West Putnam Avenue
Greenwich, CT 06830
(203) 422-7700

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

November 5, 2021
(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment contain information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 55272X102

1	Names of reporting persons: SAR Public Holdings II, L.L.C.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions): OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)☐
6	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	7	Sole voting power: 0
	8	Shared voting power: 4,255,416
	9	Sole dispositive power: 0
	10	Shared dispositive power: 4,255,416

11	Aggregate amount beneficially owned by each reporting person: 4,255,416
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) : 0.97%*
14	Type of reporting person: OO

*	The calculation of the foregoing percentage is based on 440,926,797 shares of Common Stock outstanding as of October 28, 2021, as reported in the Issuer’s Form 10-Q.

CUSIP No. 55272X102

1	Names of reporting persons: SOF-XI U.S. Private SAR Holdings, L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions): OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)☐
6	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	7	Sole voting power: 0
	8	Shared voting power: 4,255,416
	9	Sole dispositive power: 0
	10	Shared dispositive power: 4,255,416

11	Aggregate amount beneficially owned by each reporting person: 4,255,416
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) : 0.97%*
14	Type of reporting person: PN

*	The calculation of the foregoing percentage is based on 440,926,797 shares of Common Stock outstanding as of October 28, 2021, as reported in the Issuer’s Form 10-Q.

CUSIP No. 55272X102

1	Names of reporting persons: SOF-XI U.S. Institutional SAR Holdings, L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions): OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)☐
6	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	7	Sole voting power: 0
	8	Shared voting power: 4,255,416
	9	Sole dispositive power: 0
	10	Shared dispositive power: 4,255,416

11	Aggregate amount beneficially owned by each reporting person: 4,255,416
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) : 0.97%*
14	Type of reporting person: PN

*	The calculation of the foregoing percentage is based on 440,926,797 shares of Common Stock outstanding as of October 28, 2021, as reported in the Issuer’s Form 10-Q.

CUSIP No. 55272X102

1	Names of reporting persons: Starwood XI Management Holdings GP, L.L.C.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions): OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)☐
6	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	7	Sole voting power: 0
	8	Shared voting power: 4,255,416
	9	Sole dispositive power: 0
	10	Shared dispositive power: 4,255,416

11	Aggregate amount beneficially owned by each reporting person: 4,255,416
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) : 0.97%*
14	Type of reporting person: OO

*	The calculation of the foregoing percentage is based on 440,926,797 shares of Common Stock outstanding as of October 28, 2021, as reported in the Issuer’s Form 10-Q.

CUSIP No. 55272X102

1	Names of reporting persons: Starwood XI Management, L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions): OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)☐
6	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	7	Sole voting power: 0
	8	Shared voting power: 4,255,416
	9	Sole dispositive power: 0
	10	Shared dispositive power: 4,255,416

11	Aggregate amount beneficially owned by each reporting person: 4,255,416
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) : 0.97%*
14	Type of reporting person: PN
*	The calculation of the foregoing percentage is based on 440,926,797 shares of Common Stock outstanding as of October 28, 2021, as reported in the Issuer’s Form 10-Q.

CUSIP No. 55272X102

1	Names of reporting persons: Starwood XI Management GP, L.L.C.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions): OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)☐
6	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	7	Sole voting power: 0
	8	Shared voting power: 4,255,416
	9	Sole dispositive power: 0
	10	Shared dispositive power: 4,255,416

11	Aggregate amount beneficially owned by each reporting person: 4,255,416
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) : 0.97%*
14	Type of reporting person: OO
*	The calculation of the foregoing percentage is based on 440,926,797 shares of Common Stock outstanding as of October 28, 2021, as reported in the Issuer’s Form 10-Q.

CUSIP No. 55272X102

1	Names of reporting persons: SSF U.S. Investco C, L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions): OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)☐
6	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	7	Sole voting power: 0
	8	Shared voting power: 3,234,117
	9	Sole dispositive power: 0
	10	Shared dispositive power: 3,234,117

11	Aggregate amount beneficially owned by each reporting person: 3,234,117
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) : 0.73%*
14	Type of reporting person: PN
*	The calculation of the foregoing percentage is based on 440,926,797 shares of Common Stock outstanding as of October 28, 2021, as reported in the Issuer’s Form 10-Q.

CUSIP No. 55272X102

1	Names of reporting persons: Starwood SSF U.S. Holdco C GP, L.L.C.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions): OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)☐
6	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	7	Sole voting power: 0
	8	Shared voting power: 3,234,117
	9	Sole dispositive power: 0
	10	Shared dispositive power: 3,234,117

11	Aggregate amount beneficially owned by each reporting person: 3,234,117
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) : 0.73%*
14	Type of reporting person: OO
*	The calculation of the foregoing percentage is based on 440,926,797 shares of Common Stock outstanding as of October 28, 2021, as reported in the Issuer’s Form 10-Q.

CUSIP No. 55272X102

1	Names of reporting persons: Starwood Distressed Special Situations Co-Invest C, L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions): OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)☐
6	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	7	Sole voting power: 0
	8	Shared voting power: 3,234,117
	9	Sole dispositive power: 0
	10	Shared dispositive power: 3,234,117

11	Aggregate amount beneficially owned by each reporting person: 3,234,117
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) : 0.73%*
14	Type of reporting person: PN
*	The calculation of the foregoing percentage is based on 440,926,797 shares of Common Stock outstanding as of October 28, 2021, as reported in the Issuer’s Form 10-Q.

CUSIP No. 55272X102

1	Names of reporting persons: SSF U.S. Investco K, L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions): OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power: 0
	8	Shared voting power: 19,787,693
	9	Sole dispositive power: 0
	10	Shared dispositive power: 19,787,693
11	Aggregate amount beneficially owned by each reporting person: 19,787,693
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) : 4.49%*
14	Type of reporting person: PN

*	The calculation of the foregoing percentage is based on 440,926,797 shares of Common Stock outstanding as of October 28, 2021, as reported in the Issuer’s Form 10-Q.

CUSIP No. 55272X102

1	Names of reporting persons: Starwood SSF U.S. Holdco K GP, L.L.C.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions): OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power: 0
	8	Shared voting power: 19,787,693
	9	Sole dispositive power: 0
	10	Shared dispositive power: 19,787,693
11	Aggregate amount beneficially owned by each reporting person: 19,787,693
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) : 4.49%*
14	Type of reporting person: OO

*	The calculation of the foregoing percentage is based on 440,926,797 shares of Common Stock outstanding as of October 28, 2021, as reported in the Issuer’s Form 10-Q.

CUSIP No. 55272X102

1	Names of reporting persons: Starwood Distressed Special Situations Co-Invest K, L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions): OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power: 0
	8	Shared voting power: 19,787,693
	9	Sole dispositive power: 0
	10	Shared dispositive power: 19,787,693
11	Aggregate amount beneficially owned by each reporting person: 19,787,693
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) : 4.49%*
14	Type of reporting person: PN

*	The calculation of the foregoing percentage is based on 440,926,797 shares of Common Stock outstanding as of October 28, 2021, as reported in the Issuer’s Form 10-Q.

CUSIP No. 55272X102

1	Names of reporting persons: SSF U.S. Investco S, L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions): OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power: 0
	8	Shared voting power: 4,297,972
	9	Sole dispositive power: 0
	10	Shared dispositive power: 4,297,972
11	Aggregate amount beneficially owned by each reporting person: 4,297,972
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) : 0.97%*
14	Type of reporting person: PN

*	The calculation of the foregoing percentage is based on 440,926,797 shares of Common Stock outstanding as of October 28, 2021, as reported in the Issuer’s Form 10-Q.

CUSIP No. 55272X102

1	Names of reporting persons: Starwood SSF U.S. Holdco S GP, L.L.C.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions): OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power: 0
	8	Shared voting power: 4,297,972
	9	Sole dispositive power: 0
	10	Shared dispositive power: 4,297,972
11	Aggregate amount beneficially owned by each reporting person: 4,297,972
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) : 0.97%*
14	Type of reporting person: OO

*	The calculation of the foregoing percentage is based on 440,926,797 shares of Common Stock outstanding as of October 28, 2021, as reported in the Issuer’s Form 10-Q.

CUSIP No. 55272X102

1	Names of reporting persons: Starwood Distressed Special Situations Co-Invest S, L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions): OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)☐
6	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	7	Sole voting power: 0
	8	Shared voting power: 4,297,972
	9	Sole dispositive power: 0
	10	Shared dispositive power: 4,297,972

11	Aggregate amount beneficially owned by each reporting person: 4,297,972
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) : 0.97%*
14	Type of reporting person: PN

*	The calculation of the foregoing percentage is based on 440,926,797 shares of Common Stock outstanding as of October 28, 2021, as reported in the Issuer’s Form 10-Q.

CUSIP No. 55272X102

1	Names of reporting persons: SSF U.S. Investco, L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions): OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)☐
6	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	7	Sole voting power: 0
	8	Shared voting power: 10,978,981
	9	Sole dispositive power: 0
	10	Shared dispositive power: 10,978,981

11	Aggregate amount beneficially owned by each reporting person: 10,978,981
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) : 2.49%*
14	Type of reporting person: PN

*	The calculation of the foregoing percentage is based on 440,926,797 shares of Common Stock outstanding as of October 28, 2021, as reported in the Issuer’s Form 10-Q.

CUSIP No. 55272X102

1	Names of reporting persons: SSF U.S. Holdco GP, L.L.C.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions): OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)☐
6	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	7	Sole voting power: 0
	8	Shared voting power: 10,978,981
	9	Sole dispositive power: 0
	10	Shared dispositive power: 10,978,981

11	Aggregate amount beneficially owned by each reporting person: 10,978,981
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) : 2.49%*
14	Type of reporting person: OO

*	The calculation of the foregoing percentage is based on 440,926,797 shares of Common Stock outstanding as of October 28, 2021, as reported in the Issuer’s Form 10-Q.

CUSIP No. 55272X102

1	Names of reporting persons: Starwood Distressed Special Situations Co-Invest, L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions): OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)☐
6	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	7	Sole voting power: 0
	8	Shared voting power: 10,978,981
	9	Sole dispositive power: 0
	10	Shared dispositive power: 10,978,981

11	Aggregate amount beneficially owned by each reporting person: 10,978,981
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) : 2.49%*
14	Type of reporting person: PN

*	The calculation of the foregoing percentage is based on 440,926,797 shares of Common Stock outstanding as of October 28, 2021, as reported in the Issuer’s Form 10-Q.

CUSIP No. 55272X102

1	Names of reporting persons: Starwood Distressed Special Situations Co-Invest GP, L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions): OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)☐
6	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	7	Sole voting power: 0
	8	Shared voting power: 38,298,763
	9	Sole dispositive power: 0
	10	Shared dispositive power: 38,298,763

11	Aggregate amount beneficially owned by each reporting person: 38,298,763
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) : 8.69%*
14	Type of reporting person: PN

*	The calculation of the foregoing percentage is based on 440,926,797 shares of Common Stock outstanding as of October 28, 2021, as reported in the Issuer’s Form 10-Q.

CUSIP No. 55272X102

1	Names of reporting persons: Starwood SSF GP, L.L.C.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions): OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)☐
6	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	7	Sole voting power: 0
	8	Shared voting power: 38,298,763
	9	Sole dispositive power: 0
	10	Shared dispositive power: 38,298,763

11	Aggregate amount beneficially owned by each reporting person: 38,298,763
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) : 8.69%*
14	Type of reporting person: OO
*	The calculation of the foregoing percentage is based on 440,926,797 shares of Common Stock outstanding as of October 28, 2021, as reported in the Issuer’s Form 10-Q.

CUSIP No. 55272X102

1	Names of reporting persons: Starwood Capital Group Global II, L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions): OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)☐
6	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	7	Sole voting power: 0
	8	Shared voting power: 42,554,179
	9	Sole dispositive power: 0
	10	Shared dispositive power: 42,554,179

11	Aggregate amount beneficially owned by each reporting person: 42,554,179
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11): 9.65%*
14	Type of reporting person: PN
*	The calculation of the foregoing percentage is based on 440,926,797 shares of Common Stock outstanding as of October 28, 2021, as reported in the Issuer’s Form 10-Q.

CUSIP No. 55272X102

1	Names of reporting persons: SCGG II GP, L.L.C.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions): OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)☐
6	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	7	Sole voting power: 0
	8	Shared voting power: 42,554,179
	9	Sole dispositive power: 0
	10	Shared dispositive power: 42,554,179

11	Aggregate amount beneficially owned by each reporting person: 42,554,179
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11): 9.65%*
14	Type of reporting person: OO
*	The calculation of the foregoing percentage is based on 440,926,797 shares of Common Stock outstanding as of October 28, 2021, as reported in the Issuer’s Form 10-Q.

CUSIP No. 55272X102

1	Names of reporting persons: Starwood Capital Group Holdings GP, L.L.C.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions): OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)☐
6	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	7	Sole voting power: 0
	8	Shared voting power: 42,554,179
	9	Sole dispositive power: 0
	10	Shared dispositive power: 42,554,179

11	Aggregate amount beneficially owned by each reporting person: 42,554,179
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11): 9.65%*
14	Type of reporting person: OO
*	The calculation of the foregoing percentage is based on 440,926,797 shares of Common Stock outstanding as of October 28, 2021, as reported in the Issuer’s Form 10-Q.

CUSIP No. 55272X102

1	Names of reporting persons: BSS SCG GP Holdings, LLC
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions): OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)☐
6	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	7	Sole voting power: 0
	8	Shared voting power: 42,554,179
	9	Sole dispositive power: 0
	10	Shared dispositive power: 42,554,179

11	Aggregate amount beneficially owned by each reporting person: 42,554,179
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11): 9.65%*
14	Type of reporting person: OO
*	The calculation of the foregoing percentage is based on 440,926,797 shares of Common Stock outstanding as of October 28, 2021, as reported in the Issuer’s Form 10-Q.

CUSIP No. 55272X102

1	Names of reporting persons: Barry S. Sternlicht
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions): OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)☐
6	Citizenship or place of organization: United States of America

Number of shares beneficially owned by each reporting person with	7	Sole voting power: 0
	8	Shared voting power: 42,554,179
	9	Sole dispositive power: 0
	10	Shared dispositive power: 42,554,179

11	Aggregate amount beneficially owned by each reporting person: 42,554,179
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11): 9.65%*
14	Type of reporting person: IN

*	The calculation of the foregoing percentage is based on 440,926,797 shares of Common Stock outstanding as of October 28, 2021, as reported in the Issuer’s Form 10-Q.

CUSIP No. 55272X102

This Amendment No. 1 (“Amendment No. 1”) to Schedule 13D relates to the common stock, par value $0.001 (the “Common Stock”) of MFA Financial, Inc., a Maryland corporation (the “Issuer”), and amends and supplements the initial statement on Schedule 13D filed with the Securities and Exchange Commission on September 8, 2020 (the “Original Schedule 13D”, and as amended, the “Schedule 13D”). Capitalized terms used but not defined in this Amendment No. 1 shall have the same meanings ascribed to them in the Original Schedule 13D. Except as specifically provided herein, this Amendment No. 1 does not modify any of the information previously reported in the Original Schedule 13D.

Item 3. Source and Amount of Funds or Other Consideration

Item 3 of the Original Schedule 13D is hereby amended and restated in its entirety as follows:

As of the date of the Original Schedule 13D, 38,021,670 shares of Common Stock were reported as beneficially owned by the Reporting Persons. An additional 4,532,509 shares of Common Stock were purchased in open market transactions for an aggregate cash purchase price of $13,248,067, excluding sales commissions. The source of funds for this consideration was the available capital of the SOF-XI Fund Entities, the SDSS C Entities, the SDSS K Entities, the SDSS S Entities, and the SDSS Main Entities (collectively, the “Fund Entities”), respectively, which may, at any given time, include capital contributions from investors in the Fund Entities in the ordinary course of business or borrowings off the subscription based credit facility available to the Fund Entities.

Item 5. Interest in Securities of the Issuer

Item 5 of the Original Schedule 13D is hereby amended and restated in its entirety.

Based on the information set forth in the Form 10-Q, there were 440,926,797 shares of Common Stock outstanding as of October 28, 2021. The aggregate number and percentage of shares of Common Stock beneficially owned by each Reporting Person and, for each Reporting Person, the number of shares of Common Stock as to which there is sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, or shared power to dispose or to direct the disposition are set forth on rows 7 through 11 and row 13 of the cover pages of this Schedule 13D and are incorporated herein by reference. As of the date hereof, SAR Public Holdings and the SSF Investco Entities, collectively, beneficially own an aggregate of 42,554,179 shares of Common Stock, or approximately 9.65% of the total outstanding Common Stock.

As a result of the relationships of the other Reporting Persons, each of SOF-XI U.S. Private SAR Holdings, SOF-XI U.S. Institutional SAR Holdings, Starwood XI Management Holdings GP, Starwood XI Management and Starwood XI Management GP may be deemed to have beneficial ownership of the Common Stock directly held by SAR Public Holdings. As a result of the relationships of the other Reporting Persons, each of SSF Holdco C and SDSS Co-Invest C may be deemed to have beneficial ownership of the Common Stock directly held by SSF Investco C. As a result of the relationships of the other Reporting Persons, each of SSF Holdco K and SDSS Co-Invest K may be deemed to have beneficial ownership of the Common Stock directly held by SSF Investco K. As a result of the relationships of the other Reporting Persons, each of SSF Holdco S and SDSS Co-Invest S may be deemed to have beneficial ownership of the Common Stock directly held by SSF Investco S. As a result of the relationships of the other Reporting Persons, each of SSF Holdco and SDSS Co-Invest may be deemed to have beneficial ownership of the Common Stock directly held by SSF Investco. As a result of the relationships of the other Reporting Persons, each of SDSS Co-Invest GP and SSF GP may be deemed to have beneficial ownership of the Common Stock directly held in the aggregate by the SSF Investco Entities. As a result of the relationships of the other Reporting Persons, each of SCG Global II, SCGG II GP, SCG Holdings GP, BSS SCG GP Holdings and Barry S. Sternlicht may also be deemed to have beneficial ownership of the Common Stock directly held in the aggregate by SAR Public Holdings and the SSF Investco Entities.

Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission that any of the Reporting Persons (other than to the extent they directly hold the shares of Common Stock reported on this Schedule 13D) is the beneficial owner of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or for any other purpose, and such beneficial ownership is expressly disclaimed. Each Reporting Person expressly disclaims any assertion or presumption that it and the other persons on whose behalf this Statement is filed constitute a “group.”

None of the Reporting Persons has engaged in any transaction during the past 60 days in any securities of the Issuer.

Item 7. Material to be Filed as Exhibits

1. Joint Filing Agreement, dated September 18, 2020, by and among the Reporting Persons

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 7, 2022

SAR PUBLIC HOLDINGS II, L.L.C.
By:	SOF-XI U.S. Private SAR Holdings, L.P. and SOF-XI U.S. Institutional SAR Holdings, L.P., its Co-Managing Members
By:	Starwood XI Management Holdings GP, L.L.C., its General Partner
By:	Starwood XI Management, L.P., its Sole Member
By:	Starwood XI Management GP, L.L.C., its General Partner
By:	Starwood Capital Group Global II, L.P., its Sole Member
By:	SCGG II GP, L.L.C., its General Partner
By:	Starwood Capital Group Holdings GP, L.L.C., its Sole Member

By:	/s/ Ellis Rinaldi
	Name:	Ellis Rinaldi
	Title:	Authorized Signatory

SOF-XI U.S. PRIVATE SAR HOLDINGS, L.P.
By:	Starwood XI Management Holdings GP, L.L.C., its General Partner
By:	Starwood XI Management, L.P., its Sole Member
By:	Starwood XI Management GP, L.L.C., its General Partner
By:	Starwood Capital Group Global II, L.P., its Sole Member
By:	SCGG II GP, L.L.C., its General Partner
By:	Starwood Capital Group Holdings GP, L.L.C., its Sole Member

By:	/s/ Ellis Rinaldi
	Name:	Ellis Rinaldi
	Title:	Authorized Signatory

SOF-XI U.S. INSTITUTIONAL SAR HOLDINGS, L.P.

By:	Starwood XI Management Holdings GP, L.L.C., its General Partner
By:	Starwood XI Management, L.P., its Sole Member
By:	Starwood XI Management GP, L.L.C., its General Partner
By:	Starwood Capital Group Global II, L.P., its Sole Member
By:	SCGG II GP, L.L.C., its General Partner
By:	Starwood Capital Group Holdings GP, L.L.C., its Sole Member

By:	/s/ Ellis Rinaldi
	Name:	Ellis Rinaldi
	Title:	Authorized Signatory

STARWOOD XI MANAGEMENT HOLDINGS GP, L.L.C.
By:	Starwood XI Management, L.P., its Sole Member
By:	Starwood XI Management GP, L.L.C., its General Partner
By:	Starwood Capital Group Global II, L.P., its Sole Member
By:	SCGG II GP, L.L.C., its General Partner
By:	Starwood Capital Group Holdings GP, L.L.C., its Sole Member

By:	/s/ Ellis Rinaldi
	Name:	Ellis Rinaldi
	Title:	Authorized Signatory

STARWOOD XI MANAGEMENT, L.P.
By:	Starwood XI Management GP, L.L.C., its General Partner
By:	Starwood Capital Group Global II, L.P., its Sole Member
By:	SCGG II GP, L.L.C., its General Partner
By:	Starwood Capital Group Holdings GP, L.L.C., its Sole Member

By:	/s/ Ellis Rinaldi
	Name:	Ellis Rinaldi
	Title:	Authorized Signatory

STARWOOD XI MANAGEMENT GP, L.L.C.
By:	Starwood Capital Group Global II, L.P., its Sole Member
By:	SCGG II GP, L.L.C., its General Partner
By:	Starwood Capital Group Holdings GP, L.L.C., its Sole Member

By:	/s/ Ellis Rinaldi
	Name:	Ellis Rinaldi
	Title:	Authorized Signatory

SSF U.S. INVESTCO C, L.P.
By:	Starwood SSF U.S. Holdco C GP, L.L.C., its General Partner
By:	Starwood Distressed Special Situations Co-Invest C, L.P., its Sole Member
By:	Starwood Distressed Special Situations Co-Invest GP, L.P., its General Partner
By:	Starwood SSF GP, L.L.C., its General Partner
By:	Starwood Capital Group Global II, L.P., its Sole Member
By:	SCGG II GP, L.L.C., its General Partner
By:	Starwood Capital Group Holdings GP, L.L.C., its Sole Member

By:	/s/ Ellis Rinaldi
	Name:	Ellis Rinaldi
	Title:	Authorized Signatory

STARWOOD SSF U.S. HOLDCO C GP, L.L.C.
By:	Starwood Distressed Special Situations Co-Invest C, L.P., its Sole Member
By:	Starwood Distressed Special Situations Co-Invest GP, L.P., its General Partner
By:	Starwood SSF GP, L.L.C., its General Partner
By:	Starwood Capital Group Global II, L.P., its Sole Member
By:	SCGG II GP, L.L.C., its General Partner
By:	Starwood Capital Group Holdings GP, L.L.C., its Sole Member

By:	/s/ Ellis Rinaldi
	Name:	Ellis Rinaldi
	Title:	Authorized Signatory

STARWOOD DISTRESSED SPECIAL SITUATIONS CO-INVEST C, L.P.
By:	Starwood Distressed Special Situations Co-Invest GP, L.P., its General Partner
By:	Starwood SSF GP, L.L.C., its General Partner
By:	Starwood Capital Group Global II, L.P., its Sole Member
By:	SCGG II GP, L.L.C., its General Partner
By:	Starwood Capital Group Holdings GP, L.L.C., its Sole Member

By:	/s/ Ellis Rinaldi
	Name:	Ellis Rinaldi
	Title:	Authorized Signatory

SSF U.S. INVESTCO K, L.P.
By:	Starwood SSF U.S. Holdco K GP, L.L.C., its General Partner
By:	Starwood Distressed Special Situations Co-Invest K, L.P., its Sole Member
By:	Starwood Distressed Special Situations Co-Invest GP, L.P., its General Partner
By:	Starwood SSF GP, L.L.C., its General Partner
By:	Starwood Capital Group Global II, L.P., its Sole Member
By:	SCGG II GP, L.L.C., its General Partner
By:	Starwood Capital Group Holdings GP, L.L.C., its Sole Member

By:	/s/ Ellis Rinaldi
	Name:	Ellis Rinaldi
	Title:	Authorized Signatory

STARWOOD SSF U.S. HOLDCO K GP, L.L.C.
By:	Starwood Distressed Special Situations Co-Invest K, L.P., its Sole Member
By:	Starwood Distressed Special Situations Co-Invest GP, L.P., its General Partner
By:	Starwood SSF GP, L.L.C., its General Partner
By:	Starwood Capital Group Global II, L.P., its Sole Member
By:	SCGG II GP, L.L.C., its General Partner
By:	Starwood Capital Group Holdings GP, L.L.C., its Sole Member

By:	/s/ Ellis Rinaldi
	Name:	Ellis Rinaldi
	Title:	Authorized Signatory

STARWOOD DISTRESSED SPECIAL SITUATIONS CO-INVEST K, L.P.
By:	Starwood Distressed Special Situations Co-Invest GP, L.P., its General Partner
By:	Starwood SSF GP, L.L.C., its General Partner
By:	Starwood Capital Group Global II, L.P., its Sole Member
By:	SCGG II GP, L.L.C., its General Partner
By:	Starwood Capital Group Holdings GP, L.L.C., its Sole Member

By:	/s/ Ellis Rinaldi
	Name:	Ellis Rinaldi
	Title:	Authorized Signatory

SSF U.S. INVESTCO S, L.P.
By:	Starwood SSF U.S. Holdco S GP, L.L.C., its General Partner
By:	Starwood Distressed Special Situations Co-Invest S, L.P., its Sole Member
By:	Starwood Distressed Special Situations Co-Invest GP, L.P., its General Partner
By:	Starwood SSF GP, L.L.C., its General Partner
By:	Starwood Capital Group Global II, L.P., its Sole Member
By:	SCGG II GP, L.L.C., its General Partner
By:	Starwood Capital Group Holdings GP, L.L.C., its Sole Member

By:	/s/ Ellis Rinaldi
	Name:	Ellis Rinaldi
	Title:	Authorized Signatory

STARWOOD SSF U.S. HOLDCO S GP, L.L.C.
By:	Starwood Distressed Special Situations Co-Invest S, L.P., its Sole Member
By:	Starwood Distressed Special Situations Co-Invest GP, L.P., its General Partner
By:	Starwood SSF GP, L.L.C., its General Partner
By:	Starwood Capital Group Global II, L.P., its Sole Member
By:	SCGG II GP, L.L.C., its General Partner
By:	Starwood Capital Group Holdings GP, L.L.C., its Sole Member

By:	/s/ Ellis Rinaldi
	Name:	Ellis Rinaldi
	Title:	Authorized Signatory

STARWOOD DISTRESSED SPECIAL SITUATIONS CO-INVEST S, L.P.
By:	Starwood Distressed Special Situations Co-Invest GP, L.P., its General Partner
By:	Starwood SSF GP, L.L.C., its General Partner
By:	Starwood Capital Group Global II, L.P., its Sole Member
By:	SCGG II GP, L.L.C., its General Partner
By:	Starwood Capital Group Holdings GP, L.L.C., its Sole Member

By:	/s/ Ellis Rinaldi
	Name:	Ellis Rinaldi
	Title:	Authorized Signatory

SSF U.S. INVESTCO, L.P.
By:	SSF U.S. Holdco GP, L.L.C., its General Partner
By:	Starwood Distressed Special Situations Co-Invest, L.P., its Sole Member
By:	Starwood Distressed Special Situations Co-Invest GP, L.P., its General Partner
By:	Starwood SSF GP, L.L.C., its General Partner
By:	Starwood Capital Group Global II, L.P., its Sole Member
By:	SCGG II GP, L.L.C., its General Partner
By:	Starwood Capital Group Holdings GP, L.L.C., its Sole Member

By:	/s/ Ellis Rinaldi
	Name:	Ellis Rinaldi
	Title:	Authorized Signatory

SSF U.S. HOLDCO GP, L.L.C.
By:	Starwood Distressed Special Situations Co-Invest, L.P., its Sole Member
By:	Starwood Distressed Special Situations Co-Invest GP, L.P., its General Partner
By:	Starwood SSF GP, L.L.C., its General Partner
By:	Starwood Capital Group Global II, L.P., its Sole Member
By:	SCGG II GP, L.L.C., its General Partner
By:	Starwood Capital Group Holdings GP, L.L.C., its Sole Member

By:	/s/ Ellis Rinaldi
	Name:	Ellis Rinaldi
	Title:	Authorized Signatory

STARWOOD DISTRESSED SPECIAL SITUATIONS CO-INVEST, L.P.
By:	Starwood Distressed Special Situations Co-Invest GP, L.P., its General Partner
By:	Starwood SSF GP, L.L.C., its General Partner
By:	Starwood Capital Group Global II, L.P., its Sole Member
By:	SCGG II GP, L.L.C., its General Partner
By:	Starwood Capital Group Holdings GP, L.L.C., its Sole Member

By:	/s/ Ellis Rinaldi
	Name:	Ellis Rinaldi
	Title:	Authorized Signatory

STARWOOD DISTRESSED SPECIAL SITUATIONS CO-INVEST GP, L.P.
By:	Starwood SSF GP, L.L.C., its General Partner
By:	Starwood Capital Group Global II, L.P., its Sole Member
By:	SCGG II GP, L.L.C., its General Partner
By:	Starwood Capital Group Holdings GP, L.L.C., its Sole Member

By:	/s/ Ellis Rinaldi
	Name:	Ellis Rinaldi
	Title:	Authorized Signatory

STARWOOD SSF GP, L.L.C.
By:	Starwood Capital Group Global II, L.P., its Sole Member
By:	SCGG II GP, L.L.C., its General Partner
By:	Starwood Capital Group Holdings GP, L.L.C., its Sole Member

By:	/s/ Ellis Rinaldi
	Name:	Ellis Rinaldi
	Title:	Authorized Signatory

STARWOOD CAPITAL GROUP GLOBAL II, L.P.
By:	SCGG II GP, L.L.C., its General Partner
By:	Starwood Capital Group Holdings GP, L.L.C., its Sole Member

By:	/s/ Ellis Rinaldi
	Name:	Ellis Rinaldi
	Title:	Authorized Signatory

SCGG II GP, L.L.C.
By:	Starwood Capital Group Holdings GP, L.L.C., its Sole Member

By:	/s/ Ellis Rinaldi
	Name:	Ellis Rinaldi
	Title:	Authorized Signatory

STARWOOD CAPITAL GROUP HOLDINGS GP, L.L.C.

By:	/s/ Ellis Rinaldi
	Name:	Ellis Rinaldi
	Title:	Authorized Signatory

BSS SCG GP HOLDINGS, LLC

By:	/s/ Barry S. Sternlicht
	Name:	Barry S. Sternlicht

BARRY S. STERNLICHT

By:	/s/ Barry S. Sternlicht
	Name:	Barry S. Sternlicht